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                                                                    Exhibit 99.1
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[GRAPHIC OMITTED]
A.C. MOORE                                  General Office o Distribution Center
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                                        130 A.C. Moore Drive o Berlin, NJ 08009
                                     PHONE: (856) 768-4930 o FAX: (856) 753-4723


FOR:                                            FROM:
A.C. Moore Arts & Crafts, Inc.                  Gregory FCA Communications, Inc.
Leslie Gordon                                   For More Information Contact:
Chief Financial Officer                         Joe Crivelli
(856) 768-4930                                  (610) 642-8253


FOR IMMEDIATE RELEASE
---------------------

                  A.C. MOORE UPDATES 2005 EARNINGS EXPECTATION
                           PROVIDES FORECAST FOR 2006

BERLIN, NEW JERSEY, JANUARY 20, 2006- A.C. Moore Arts & Crafts, Inc. (Nasdaq:
ACMR) today announced updated expectations for the Company's 2005 net income. On January 5, 2006, the Company announced sales for the fourth quarter of 2005 of $188.0 million, a 6.1% increase over the comparable period in 2004. Sales for the year ended December 31, 2005 totaled $539.4 million, an increase of 8.4% when compared to the full year 2004. Same store sales decreased by 4.0% in the fourth quarter of 2005 compared with the fourth quarter of 2004 and decreased by 2.6% for the full year 2005 compared with 2004.

Based on the Company's comp store sales performance, along with operating costs which were not reduced in proportion to the sales reduction and lower merchandise margins, the Company is expecting its earnings for the full year of 2005 to be in the range of $0.48 to $0.51 per share. The Company is still in the closing process and will report final results on February 23, 2006.

Based on current expectations, A.C. Moore is presently forecasting the following for 2006:

-    13-16 new store openings, of which four will open in the first quarter.

- Effective July 1, 2006, the Company will operate and manage its own custom framing department to replace the current leased operation.

-    Year over year sales growth in the range of 16% to 17%.

- Comparable store sales growth in the low single digits. The Company expects flat comp store sales in the first quarter with higher levels in the remainder of the year.

- Earnings per fully-diluted share are expected to be within the range of $0.71 to $0.76 for the year. This would represent an increase in net income of 43% to 54% over 2005. The forecasted net income includes the effect of accounting for stock based compensation, the impact of which is estimated to be $0.08 per share. This new accounting requires companies to expense the fair value of employee stock options and other forms of stock-based compensation effective January 1, 2006. Excluding this cost, 2006 expected earnings per fully-diluted share would be in the range of $0.79 to $0.84, an increase of 60% to 70% compared to 2005.




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On November 28, 2005, the Company announced that Jack Parker would retire, and that the Board of Directors had engaged the firm of Korn/Ferry International to conduct a search for a successor. That search is in the initial stage of the process.

A. C. Moore will host a conference call today, Friday, January 20, 2006 at 11 a.m. EST to discuss the full year 2005 sales results and our 2006 forecast.

To participate in the call, please call 973-409-9254. If you are unable to access the live call, please dial 973-341-3080 and enter pin number 6887009 to access the taped digital replay. The replay will be available at approximately 1:00 p.m. on January 20th and will remain available until Thursday, February 23rd at 11:59 p.m.

A simultaneous webcast of the conference call may be accessed at http://www.acmoore.com. Go to "Investor Relations" and click on "Corporate Profile." To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. An archive of the conference call will be available approximately two hours after the conference call ends and will remain available on the company's website until January 20, 2007.

A. C. Moore operates arts and crafts stores that offer a vast assortment of traditional and contemporary arts and crafts merchandise for a wide range of customers. The Company operates 109 stores in the Eastern United States. For more information about the Company, visit our website at www.acmoore.com.

                                      # # #

This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore's current expectations and assumptions as of this date. The Company undertakes no obligation to update or revise any forward-looking statement whether the result of new developments or otherwise. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, customer demand and trends in the arts and crafts industry, related inventory risks due to shifts in customer demand, the effect of economic conditions, the impact of adverse weather conditions, the impact of competitors' locations or pricing, the availability of acceptable real estate locations for new stores, difficulties with respect to new system technologies, supply constraints or difficulties, the effectiveness of advertising strategies, the impact of the threat of terrorist attacks and war, the impact of accounting for stock based compensation, our ability to maintain an effective system of internal control over financial reporting, and other risks detailed in the Company's Securities and Exchange Commission filings.